POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, ADVISORS PREFERRED TRUST, a business trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the SEC under the provisions of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended;

WHEREAS, the undersigned is a Trustee of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER, DONALD S. MENDELSOHN, MICHAEL V. WIBLE, AND CASSANDRA W. BORCHERS as attorneys for her and in her name, place and stead, and in her capacity as a Trustee of the Trust, to execute and file any Amendment or Amendments to the Trust's Registration Statement (file Nos. 333-184169, 811-22756) hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 14th day of November, 2017.

/s/______________

David M. Feldman

Trustee

DISTRICT OF COLUMBIA ) ss:

I, a Notary Public, within and for the District of Columbia, do hereby certify that the foregoing Power of Attorney was this day produced to me in the District of Columbia by David M. Feldman in his capacity as a Trustee of Advisors Preferred Trust and was executed and acknowledged by David M. Feldman to be his free act and voluntary deed. SUBSCRIBED AND SWORN TO before me this 14th day of November 2017.

WITNESS my hand and official seal this 14th day of November 2017.

/s/ Sylena L. Slaughter

Notary Public, District of Columbia

[seal]

My commission expires: 4-14-22